Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 18, 2021 relating to the financial statements of Brookfield Infrastructure Partners L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 12, 2021 relating to the financial statements of Brookfield Infrastructure Corporation and subsidiaries (the “Corporation”) appearing in the Annual Report on Form 20-F of the Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

April 5, 2021